Exhibit 99.1

Veoneer Announces Closing of its Capital Raise

May 29, 2019

Stockholm, Sweden, May 29, 2019: Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), a pure-play company focused on Advanced Driver Assistance Systems (ADAS) and Automated Driving (AD), today announced that the Capital Raise initiated on May 20 closed on May 28. The total proceeds from the capital raise amounts to $627 million, prior to deducting underwriting discounts and offering expenses.

As previously announced the raise includes two parts, common stock and convertible senior notes.

Division of the proceeds:

•	$420 million from the underwritten public offering of 24 million shares of common stock at a public offering price of $17.50 per share.

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$207 million aggregate principal amount of 4.00% Convertible Senior Notes due 2024. An increase from the previously announced $180M, as the underwriters exercised their over-allotment option in full by purchasing an additional $27 million of notes.

The allocation of the common stock and convertible senior notes was determined on May 23 and announced on that date.

Veoneer has granted the underwriters of the common stock offering a 30-day option to purchase up to an additional 3.6 million shares of common stock for a total of up to $63 million.

Morgan Stanley acted as lead book-running manager for the common stock offering and the notes offering, and Nordea and SEB acted as joint bookrunners for each offering.

A copy of the final prospectus for each of the offerings, which have been filed with the Securities and Exchange Commission, may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information:

Media:

Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27

Investors & analysts:

Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27

Ray Pekar, Investor Relations, tel +1 (248) 794-4537

Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control.

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